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                                                             Exhibit 12


              AMERICAN GENERAL FINANCE, INC. AND SUBSIDIARIES
             Computation of Ratio of Earnings to Fixed Charges
                                (Unaudited)



                                                    Nine Months Ended
                                                      September 30,
                                                   1995          1994
                                                 (dollars in thousands)

Earnings:

  Income before provision for income
    taxes                                        $255,469      $285,465
  Interest expense                                386,167       300,039
  Implicit interest in rents                        9,695         8,034

Total earnings                                   $651,331      $593,538

Fixed charges:

  Interest expense                               $386,167      $300,039
  Implicit interest in rents                        9,695         8,034

Total fixed charges                              $395,862      $308,073


Ratio of earnings to fixed charges                   1.65          1.93
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